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                                                                    Exhibit 10.2

(Letterhead of Landry Montana Partners)

              LANDRYmontanapartners                    ric landry




                                   MEMORANDUM

TO:                  Edward Mooney, Director

FROM:                Ric Landry

DATE:                April 15, 2001

RE:                  Consulting Agreement/Options for Optika Investments Company

================================================================================

Edward, per our discussion, we have agreed to the following:

          1) I will work with the company and recruit for the company the appropriate Directors and Management team. In addition I will perform general consulting assignments as called upon.

          2) Beginning May 1st 2001, the company will pay me $10,000 per month for 1 year and pay at cost all my direct expenses on behalf of the company.

          The monies will accrue until two (2) events happen with the company:

          1) An acquisition of an operating company into Optika (Direct Digital for example)

          2)  $4 million dollars is raised to fund the company.

          At that time all monies to date are due.

          In addition the company agrees to issue 150,000 options to me at a strike price not to exceed $1.50. All options will be fully vested and issues at the time of the first Acquisition.

          Please indicate your approval of this Agreement by signing; dating and keeping a copy and returning by fax a copy to me.

          Thanks



          Ric Landry
          Partner

          Approved By: /s/   Edward Mooney
                      ------------------------------------------

          Date:  4/15/01
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